BorgWarner appoints Michael S. Hanley to Board of Directors

Auburn Hills, Michigan, November 9, 2016 - BorgWarner announced today that Michael S. Hanley has been named to its board of directors and the Audit Committee of the board of directors. Mr. Hanley retired as a Partner from Ernst & Young in 2014.  He served as that firm’s Global Automotive Leader from 2003 to 2014 and was Senior Advisory Partner or Global Coordinating Partner for many automotive clients during his 24 years as a Partner at Ernst & Young.

“Mr. Hanley’s extensive knowledge of accounting and his financial expertise in the automotive industry make him well qualified to serve as a member of our board of directors and as a member of the Audit Committee of our board,” said Alexis P. Michas, Non-Executive Chairman, BorgWarner.

Mr. Hanley is also a director of publicly held Shiloh Industries, Inc.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 72 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

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